Exhibit 10.3

CONSULTANT AGREEMENT
     THIS AGREEMENT (“Agreement”) is made and entered into as of the 26th day of April, 2006, by and between CancerVax Corporation (“CancerVax”), a Delaware corporation having a place of business at 2110 Rutherford Road, Carlsbad, California, 92008 and Hazel M. Aker (“Consultant”), an individual, with reference to the following:
     WHEREAS, Consultant is duly qualified to provide the services as described in the Scope of Work, Exhibit A, attached hereto (the “Services”), to CancerVax and CancerVax desires to engage Consultant to provide such Services to CancerVax in accordance with the terms and conditions herein contained.
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.	Services: The Services to be provided by Consultant to CancerVax hereunder shall be as described in Exhibit A hereto. Exhibit A is incorporated herein by this reference as though fully set forth herein. Consultant agrees to perform the Services and any other obligations or activities hereunder in accordance with:
(a) the terms of this Agreement;
(b) all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, arbitrator, agency, legislative body, commission or other instrumentality of (i) any government of any country, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body, including the European Commission; and
(c) all CancerVax policies, procedures and guidance memoranda provided to Consultant in connection with Consultant’s performance under this Agreement including, without limitation, laws of the United States (U.S.) related to the transfer of technology by U.S. persons to foreign nationals and travel-related transactions as related to Cuba.
2.	Confidentiality: Consultant and the Company have entered into the Company’s standard employee confidentiality and invention assignment agreement (the “Confidentiality Agreement”). Consultant acknowledges and agrees that she continues to be bound by the Confidentiality Agreement.

3.	Term: The term of this Agreement shall commence as of May 6, 2006 and terminate on August 15, 2006.

4.	Compensation; Expenses:
(a) Consultant’s compensation and payment for the Services provided hereunder shall be as set forth in Exhibit A hereto. Consultant shall not be entitled to any other payments as consideration for the Services other than those provided under this Agreement.
(b) CancerVax acknowledges that the termination of Consultant’s Services on August 15, 2006 shall constitute a “Termination of Service” for purposes of the Stock Option Agreement dated March 27, 2006, between CancerVax and Consultant (the “Option Agreement”). Accordingly, the stock options granted pursuant to the Option Agreement shall vest in full on August 15, 2006 pursuant to the terms of the Option Agreement and Consultant shall have one year from such date to exercise such stock options. All other stock options granted to Consultant by CancerVax shall continue to be governed by the terms and conditions of the stock option agreements and plans pursuant to which they were granted.
(c) CancerVax shall reimburse Consultant for all reasonable out-of-pocket expenses and disbursements actually incurred which are customary and necessary to the provision of the Services and which CancerVax has approved in advance. Consultant shall provide evidence reasonably satisfactory to CancerVax of all such expenses and disbursements for which reimbursement is requested.
5.	Independent Contractor: In the performance of this Agreement, it is mutually understood and agreed that Consultant is at all times acting and performing as an independent contractor with, and not as an employee, joint venturer, partner, agent, principal or lessee of CancerVax, and nothing in this Agreement shall be construed to create an employer-employee, agent-principal, joint venture or partnership relationship between Consultant and CancerVax. Consultant shall have no authority to act on behalf of or to enter into any contract, or incur any liability for or make any representations on behalf of CancerVax.

Except as expressly stated in this Agreement, Consultant is not entitled to receive any benefits provided to employees of CancerVax and is not eligible to participate in any of CancerVax’s benefit plans or programs.

Consultant shall have no claim under this Agreement or otherwise against CancerVax for workers’ compensation, unemployment compensation, sick leave, vacation pay, group insurance arrangements, or any other employee benefits. Consultant is solely responsible for providing, at Consultant’s own expense, all taxes, withholdings and other similar statutory obligations including, but not limited to, disability insurance, unemployment insurance, Social Security, FICA, FUTA, SDI and federal, state or any other employee payroll taxes for Consultant and Consultant’s employees, subcontractors and consultants, and Consultant will defend, indemnify and hold CancerVax harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations. CancerVax shall not withhold on behalf of Consultant hereunder, any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any government agency. Consultant shall comply at Consultant’s expense with all applicable provisions of worker’s compensation laws, unemployment compensation laws, federal Social Security laws and all other applicable federal, state, and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

6.	Insurance and Indemnification: Consultant is solely responsible for providing, at Consultant’s own expense, workers’ compensation insurance for Consultant, and Consultant agrees to hold harmless and indemnify CancerVax for any and all claims arising out of any injury, disability or death of Consultant. Consultant shall indemnify, defend and hold CancerVax, CancerVax’s officers, directors and shareholders, free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorney’s fees and costs, that CancerVax may incur as a result of a breach by Consultant of any representation, warranty or obligation set forth under this Agreement.

7.	No Conflict with Existing Agreements: CancerVax hereby acknowledges that it does not desire to acquire from Consultant any secret or confidential know-how or information which Consultant may have acquired from others. Consultant represents and warrants that Consultant is free to divulge to CancerVax, without any obligation to, or violation of, any right of others, any and all information, practice or techniques which Consultant will describe, demonstrate, divulge or in any other manner make known to CancerVax during Consultant’s performance of the Services hereunder.

8.	Non-Exclusivity. During the term of this Agreement, Consultant may engage in other business activities (including without limitation full-time employment and/or other consulting assignments); provided that nothing in this Section 8 shall be construed as permitting Consultant to engage in any activities prohibited by the Confidentiality Agreement.

9.	Dispute Resolution: In the event that any controversy or dispute arises between the parties hereto with respect to this Agreement, the parties shall use their best efforts and due diligence to reach an agreement for the resolution of such controversy or dispute. In the event that the parties are unable to resolve any such controversy or dispute, either party may submit such controversy or dispute to final and binding arbitration in San Diego, California before a single neutral arbitrator either mutually agreed upon by the parties or appointed by the American Arbitration Association (“AAA”) if the parties cannot mutually agree upon an arbitrator within five (5) days after a request for arbitration by either party. The arbitrator shall conduct the arbitration in accordance with the then current National Rules for the Resolution of Employment Disputes of the AAA. The parties shall be entitled to all rights of discovery as provided under California Code of Civil Procedure Section 1283.05 or its successor legislation. The decision of the arbitrator shall be final and binding upon both parties. The prevailing party in any such arbitration shall be entitled to its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the arbitration from the other party. The foregoing shall not be interpreted to restrict either party’s right to pursue equitable relief from a court of competent jurisdiction at any time.

10.	Miscellaneous:
a.	Waiver and Modification: This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings between them concerning such subject matter. No waiver or modification of any provision hereof may be made unless by a written instrument duly executed by each party. Any waiver or breach of any term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or condition. The failure of any party to insist upon strict performance of any term or condition hereunder shall not constitute a waiver of such party’s right to demand strict compliance therewith in the future.

b.	Securities Laws: Consultant hereby acknowledges that it is aware that the securities laws of the United States prohibit any person who has material, non-public information concerning CancerVax or a possible transaction involving CancerVax from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

c.	Assignment: Consultant may not assign this Agreement, or any rights, duties or obligations contained herein, to any other person, firm, corporation or other business entity without the prior written consent of CancerVax and any such assignment or purported assignment shall be null and void and of no force or effect. CancerVax will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of CancerVax expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that CancerVax would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve CancerVax of its obligations hereunder. As used in this Agreement, “CancerVax” shall mean CancerVax as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
c.	Notices: All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, delivered by recognized overnight courier or mailed by certified or registered United States mail to, the party to be charged with receipt thereof at the address specified below. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given: All other notices shall be deemed given hereunder upon actual receipt.

CANCERVAX:	CancerVax Corporation
2110 Rutherford Road
Carlsbad, CA 92008-7302
Attn.: Chief Executive Officer

CONSULTANT:	Hazel M. Aker
15414 Eastvale Road
Poway CA 92064
Any such party may change said party’s address for purposes of this Section by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.
d.	Severability: All Sections, clauses thereof and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

e.	Applicable Law: This Agreement is made and shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law.

f.	Attorneys’ Fees. If any action at law or in equity is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

g.	Counterparts: This Agreement may be executed in one or more counterparts, and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h.	Representation: Consultant hereby acknowledges that Consultant has been encouraged to consult with legal counsel (at Consultant’s own expense) prior to executing this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date herein above set forth.

CancerVax Corporation
“CANCERVAX”	“CONSULTANT”

/s/ David F. Hale	/s/ Hazel M. Aker

By: David F. Hale, President & CEO	By: Hazel M. Aker

Date: 4/25/2006	Date: 4/25/2006
Consultant: Social Security No./Taxpayer I.D.:

EXHIBIT A
SCOPE OF WORK
1.	Scope of Services: Consultant shall provide the following services:
•	Review and facilitate the filing of the Quarterly Reports on Form 10-Q to be filed by CancerVax with respect to the fiscal quarters ending March 31, 2006 and June 30, 2006 and consult regarding post-merger integration activities.

•	Additional consulting services as mutually agreed.
2.	Cost and Payment: As sole compensation for the performance of the Services, CancerVax will pay Consultant a consulting fee of $50,000 on August 15, 2006. The consulting fee shall not be subject to withholding and shall be reported to Consultant on a Form 1099.

3.	Place of Work: Consultant shall perform the Services at such locations as are mutually agreed upon between Consultant and CancerVax.